Exhibit 4.2

DESCRIPTION OF CAPITAL STOCK OF ESSA BANCORP, INC.

The summary of the general terms and provisions of ESSA Bancorp, Inc.’s (the “Company”) capital stock set forth below does not purport to be complete and is subject to and qualified by reference to the Company’s Articles of Incorporation and Bylaws, each of which is incorporated by reference as an exhibit to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission of which this Exhibit is a part. For additional information, please read the Company’s Articles of Incorporation and Bylaws and the applicable provisions of the Pennsylvania Business Corporation Law.

General

ESSA Bancorp, Inc. is authorized to issue 40,000,000 shares of common stock, par value of $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. Each share of ESSA Bancorp, Inc. common stock has the same relative rights as, and is identical in all respects to, each other share of common stock.

Common Stock

Dividends. ESSA Bancorp, Inc. may pay dividends out of statutory surplus or from net earnings if, as and when declared by its Board of Directors. The payment of dividends by ESSA Bancorp, Inc. is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of ESSA Bancorp, Inc. are entitled to receive and share equally in dividends as may be declared by the Board of Directors of ESSA Bancorp, Inc. out of funds legally available therefor. If ESSA Bancorp, Inc. issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. The holders of common stock of ESSA Bancorp, Inc. have exclusive voting rights in ESSA Bancorp, Inc. They elect ESSA Bancorp, Inc.’s Board of Directors and act on other matters as are required to be presented to them under Pennsylvania law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of ESSA Bancorp, Inc.’s common stock, however, is not entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If ESSA Bancorp, Inc. issues shares of preferred stock, holders of the preferred stock may also possess voting rights.

As a Pennsylvania stock savings bank, corporate powers and control of ESSA Bank & Trust are vested in its Board of Directors, who elect the officers of ESSA Bank & Trust and who fill any vacancies on the Board of Directors. Voting rights of ESSA Bank & Trust are vested exclusively in the owners of the shares of capital stock of ESSA Bank & Trust, which is ESSA Bancorp, Inc., and voted at the direction of ESSA Bancorp, Inc.’s Board of Directors. Consequently, the holders of the common stock of ESSA Bancorp, Inc. do not have direct control of ESSA Bank & Trust

Liquidation. In the event of any liquidation, dissolution or winding up of ESSA Bank & Trust, ESSA Bancorp, Inc., as the holder of 100% of ESSA Bank & Trust’s capital stock, would be entitled to receive all assets of ESSA Bank & Trust available for distribution, after payment or provision for payment of all debts and liabilities of ESSA Bank & Trust, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of ESSA Bancorp, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of ESSA Bancorp, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of ESSA Bancorp, Inc. are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

No shares of preferred stock are currently outstanding. Preferred stock may be issued with preferences and designations as our Board of Directors may from time to time determine. Our Board of Directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Certain Provisions of the Articles of Incorporation, Bylaws and Pennsylvania Law Affecting Stock

ESSA Bancorp, Inc.’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of ESSA Bancorp, Inc. more difficult.

The following description is a summary of the provisions of the articles of incorporation and bylaws.

Directors. The Board of Directors is divided into three classes. Only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of ESSA Bancorp, Inc.’s Board of Directors. Further, the articles of incorporation authorize the Board of Directors to fill any vacancies so created, including any vacancy created by an increase in the number of directors, by a majority vote of directors then in office. The bylaws impose notice, informational and other requirements and conditions in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

Any person appointed or elected to ESSA Bancorp, Inc.’s Board of Directors shall own, or within a reasonable time following such appointment or election shall acquire, at least 1,000 shares of the ESSA Bancorp, Inc.’s common stock. In addition, at the time of initial appointment/election, such person must reside, or work, in a county in which ESSA Bank & Trust maintains an office or in a county contiguous to a county in which ESSA Bank & Trust maintains an office.

Restrictions on Call of Special Meetings. The bylaws provide that special meetings of stockholders can be called by the Chairman of the Board, the President or the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors authorized by our articles of incorporation and bylaws. The articles of incorporation and the bylaws do not provide for stockholder ability to call a special meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of Directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns, directly or indirectly, more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors can be removed from office for cause if the removal is approved by the vote of stockholders owning not less than 60% of the total votes eligible to be cast by stockholders at a duly constituted meeting (after giving effect to the limitation on voting rights discussed above).

Authorized but Unissued Shares. The Board of Directors of ESSA Bancorp, Inc. may amend the articles of incorporation, without action by the stockholders, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that ESSA Bancorp, Inc. has authority to issue. In addition, the Board of Directors of ESSA Bancorp, Inc. is authorized, without further approval of the stockholders, to issue additional shares of common or preferred stock and to classify or reclassify any unissued shares of stock (including common stock and preferred stock) from time to time into one or more classes or series subject to applicable provisions of law, and the Board of Directors is authorized to fix by setting or changing the designations, and the relative preferences, conversion or other rights (including offering rights), voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of ESSA Bancorp, Inc. that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of common stock or a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of common or preferred stock therefore may be to deter a future attempt to gain control of ESSA Bancorp, Inc.

Amendments to Articles of Incorporation and Bylaws. Pennsylvania law provides that, subject to limited exceptions, the amendment or repeal of any provision of our articles of incorporation requires the approval of a majority of votes cast by all stockholders entitled to vote on the matter (after giving effect to the limitation on voting rights discussed above). Our articles of incorporation, however, provide that amendments to certain provisions of our article of incorporation requires the approval of 80% of shares entitled to vote (after giving effect to the limitation on voting rights discussed above). The provisions of our articles of incorporation that require approval of 80% shares entitled to vote relate to the limitation on voting rights, the authority of the Board of Directors to fix terms of preferred stock, the number, classification, terms, prohibition of cumulative voting, board vacancies, removal of directors, meetings of shareholders, liability of directors and officers and the amendment of the articles of incorporation and bylaws. Our articles of incorporation also provide that, in any event, the proposed amendment or repeal of any provision of our articles of incorporation must be approved by a majority of our Board of Directors then in office before it can be submitted for consideration at an annual or special meeting.

The bylaws may be amended exclusively by the affirmative vote of a majority of the directors then in office or by the affirmative vote of at least 80% of the shares entitled to vote.

Approval of Consolidations, Mergers, and Other Similar Transactions. Pennsylvania law provides that, subject to limited exceptions, consolidations, mergers and other similar transactions require the approval of a majority of the votes cast by shareholders eligible to vote.

Pennsylvania General Corporate Law

The Pennsylvania Business Corporation Law of 1988, as amended, also contains certain provisions applicable to ESSA Bancorp, Inc. that may have the effect of deterring or discouraging an attempt to take control of Require that, following any acquisition by any person or group of 20% of a public corporation’s voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the “fair value” of the shares, including an increment representing a proportion of any value payable for control of the corporation (Subchapter 25E of the Business Corporation Law);ESSA Bancorp, Inc. These provisions, among other things:

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Require that, following any acquisition by any person or group of 20% of a public corporation’s voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the “fair value” of the shares, including an increment representing a proportion of any value payable for control of the corporation (Subchapter 25E of the Business Corporation Law);

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Prohibit for five years, subject to certain exceptions, a “business combination” (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20% or more of a public corporation’s voting power (Subchapter 25F of the Business Corporation Law);

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Prevent a person or group acquiring different levels of voting power (20%, 33% and 50%) from voting any shares over the applicable threshold, unless “disinterested shareholders” approve such voting rights (Subchapter 25G of the Business Corporation Law);

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Require any person or group that publicly announces that it may acquire control of a corporation, or that acquires or publicly discloses an intent to acquire 20% or more of the voting power of a corporation, to disgorge to the corporation any profits that it receives from sales of the corporation’s equity securities purchased over the prior 18 months (Subchapter 25H of the Business Corporation Law);

•	Expand the factors and groups (including shareholders) which a corporation’s Board of Directors can consider in determining whether an action is in the best interests of the corporation;
•	Provide that a corporation’s Board of Directors need not consider the interests of any particular group as dominant or controlling;
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Provide that a corporation’s directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

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Provide that actions relating to acquisitions of control that are approved by a majority of “disinterested directors” are presumed to satisfy the directors’ fiduciary duty, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

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Provide that the fiduciary duty of a corporation’s directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

The Pennsylvania Business Corporation Law also explicitly provides that the fiduciary duty of directors does not require them to:

•	Redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;
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Render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

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Act as the Board of Directors, a committee of the board or an individual director, solely because of the effect the action might have on an acquisition or potential acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

One effect of these provisions may be to make it more difficult for a shareholder to successfully challenge the actions of ESSA Bancorp, Inc.’s Board of Directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the Pennsylvania Business Corporation Law grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

Restrictions on Ownership

Under the federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve if any person (including a company), or group acting in concert, seeks to acquire “control” of a bank holding company or bank. An acquisition of “control” can occur upon the acquisition of 10% or more of a class of voting securities of a bank holding company or bank or as otherwise defined by the Federal Reserve. Under the Change in Bank Control Act, the Federal Reserve has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition.